Exhibit 99.1

NOTICE OF REDEMPTION

THE INTERPUBLIC GROUP OF COMPANIES, INC.

6.25% Notes due 2014

CUSIP No. 460690AV2/ISIN No. US460690AV20

NOTICE IS HEREBY GIVEN, pursuant to Article 11 of the Senior Debt Indenture dated as of November 12, 2004 (the “Base Indenture”) between The Interpublic Group of Companies, Inc. (the “Company”) and SunTrust Bank (to the interests of which as indenture trustee, paying agent and securities registrar U.S. Bank National Association has succeeded) (the “Trustee”), Section 2.02(3) of the Second Supplemental Indenture dated as of November 18, 2004 (the “Second Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee, and Paragraphs 5 and 6 of the 6.25% Notes due 2014 (the “Notes”), that the Company will redeem all of the outstanding Notes on May 5, 2014 (the “Redemption Date”). The principal amount of the Notes outstanding is $350,000,000. The redemption price for the Notes (the “Redemption Price”) will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the Notes), plus 30 basis points, plus in either of the above cases accrued and unpaid interest on the principal amount being redeemed to the Redemption Date. The Adjusted Treasury Rate will be calculated on the third business day preceding the Redemption Date. The accrued interest on each $1,000 principal amount of the Notes payable on the Redemption Date will be approximately $29.51.

On the Redemption Date, the Redemption Price will become due and payable. Interest on the Notes will cease to accrue on and after the Redemption Date, and unless the Company defaults in paying the Redemption Price, the only remaining right of the Holder will be to receive payment of the Redemption Price upon presentation and surrender of the Notes to the Trustee in its capacity as Paying Agent. Payment of the Redemption Price to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail: U.S. Bank Corporate Trust Services P.O. Box 64111 St. Paul, MN 55164-0111		If by Hand or Overnight Mail: U.S. Bank Corporate Trust Services 60 Livingston Avenue 1st Fl. – Bond Drop Window St. Paul, MN 55107

The Interpublic Group of Companies, Inc.

	By:	U.S. Bank National Association, as Trustee and Paying Agent

Dated: As of April 3, 2014

The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the noteholders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the notes or as indicated in this Notice of Redemption.